Exhibit 16.2

August 9, 2006

 Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MEDecision, Inc. and, under the date of December 28, 2005, we reported on the consolidated financial statements of MEDecision as of and for the year ended December 31, 2004. On March 14, 2006, our appointment as principal accountants was terminal. We have read MEDecision’s statements included under the Controls and Procedures; Changes in Accountants section of its Form S-1 Registration Statement dated August 9, 2006, and we agree with such statements except that we are not in a position to agree or disagree with paragraphs 1, 2, 3, 6 and 7.

Very truly yours,

/s/ KPMG LLP